                                           Exhibit 99.1

FIRST SOLAR CREATES UTILITY SYSTEMS BUSINESS
Jens Meyerhoff Named Business Leader

TEMPE, Ariz., July 1, 2010--First Solar, Inc. (Nasdaq: FSLR) today announced it has formed a utility systems business group to address the large-scale photovoltaic (PV) system solutions market. Jens Meyerhoff, 45, has been named president of the group. Mr. Meyerhoff has served as First Solar’s chief financial officer since 2006.

“With the pending completion of First Solar’s acquisition of NextLight, this part of our global business represents the next leg of growth for our industry and First Solar,” said Rob Gillette, First Solar CEO. “Jens brings significant financial, operations and market expertise to the utility systems business in order to provide our customers with a full PV system solution to their renewable energy needs. He will ensure an integrated, portfolio-based approach to project economics—from site selection and project development through to transmission access, power purchase agreement and project asset sale.”

First Solar will have power purchase agreements for 2.2 gigawatts of utility-scale solar projects in North America when the NextLight acquisition closes, which is expected in the current quarter. In the near term, the systems business supports utility customers’ achievement of renewable generation requirements at the lowest cost and shortest lead time to generation, while continuing to drive solar PV economics to levels comparable with fossil-fuel generation, enabling broader adoption of solar PV technology. To date, First Solar has built or has under construction 189 megawatts of utility systems projects in North America.

First Solar continues to provide a range of offerings that includes module sales and turnkey solar projects as well as engineering, procurement and construction (EPC) and operations and maintenance services to its various customer segments.

The company will immediately begin a search for a new CFO. Mr. Meyerhoff will remain CFO until a new CFO is appointed.

About First Solar
First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

First Solar Contact information:

Media Relations
Alan Bernheimer
602-414-9361
media@firstsolar.com

Investor Relations
Larry Polizzotto
602-414-9315
investor@firstsolar.com